EXHIBIT 10.28

Boston Biomedica Inc. – Consultant  Agreement

This Agreement is entered into as of the 30th day of June, 2003, between Boston Biomedica Inc. (“the Company”) and Richard T. Schumacher (“the Consultant”).

WHEREAS, the Company desires to assure itself that the benefits of the consulting abilities and talents of the Consultant relative to certain aspects of the Company’s business will be available to the Company;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, it is hereby agreed by and between the parties as follows:

1.               Consulting Engagement.  Subject to the terms and conditions of this Agreement, the Company hereby engages the Consultant as an Executive Project Consultant to perform the services set forth herein, and the Consultant hereby accepts such engagement.

2.               Term.  The Term of the Consultant’s engagement hereunder shall commence on the date hereof and extend through December 31, 2003 unless sooner terminated as hereinafter provided.

3.               Duties.  Subject to the terms and conditions in this Agreement, the Consultant’s duties as Executive Project Consultant shall be to take an advisory role in directing the Company’s PCT and Source activities and the Company’s ownership interest in Panacos Pharmaceuticals, Inc. (“Panacos”), each as further described below, and such other duties as may be assigned to him by the President of the Company or the Board from time to time.  The Consultant shall report to, be specifically accountable to and shall follow the directions of the President of the Company for all day to day activities.  The Consultant shall also report and be responsible to, and be subject to the authority of the Board.  The Consultant shall devote substantially all his business time and energy and will use his best efforts to perform his duties hereunder.  The Consultant will be given reasonable access to Company personnel to assist the Consultant in the fulfillment of his duties and responsibilities under this Agreement.

4.               Compensation.  During the term of the Consultant’s engagement under this Agreement, the Consultant shall be paid $4,807.90 per week, which is equivalent to an annualized salary of $250,000.00, prorated for the number of weeks between the date hereof and December 31, 2003 and based on a 52 week year.  Such amounts shall be paid periodically in accordance with the Company’s normal payroll practices.  In addition to his salary, for the sole purpose of determining compensation and benefits, the Consultant shall be considered a full time employee and as such will be entitled to participate in and immediately eligible for health and medical insurance, disability insurance, group life insurance, group travel insurance, and 401(k) retirement plan applicable to all full time employees of the Company as they may be in effect from time to time.  The Consultant’s prior service with the Company shall be attributed to Consultant in determining eligibility to participate in and the extent of benefits from such benefit plans.  There shall be no waiting period for participation in any such plan.  The Consultant shall  be eligible for vacation, holidays and sick days in accordance with the Company’s policies applicable to all full time employees.

5.               PCT, Source and Panacos. The Consultant shall assume an advisory role in directing the Company’s PCT and Source Divisions and the Company’s ownership interest in Panacos.  The heads of the Company’s PCT and Source Divisions shall report to the Consultant.

6.               PCT Division.  The Consultant shall produce a robust business plan for the PCT business by July 25, 2003.  The business plan shall be in such form as shall be mutually agreed upon between the Company and the Consultant, and the business plan shall be acceptable to the Board.  The business plan shall contain all information reasonably requested by the Board to be included therein and shall comply with the funding sources and limitations identified and imposed by the Board.  Without limiting the foregoing, such business plan shall include an operating budget, and shall include a financial model for 5 years that includes a statement of operations, balance sheet and cash flows, with all the drivers of the business metrics modeled. In  performing his PCT duties set forth in Paragraph 7 above, until such time as the business plan, including the operating budget, is approved by the Board, the Consultant shall limit the monthly losses from the PCT Division to an amount equal to or less than the average monthly amount of losses that have been incurred by the PCT Division since January 1, 2003.  For this purpose, however, the Consultant’s salary and related expenses will not be considered in the calculation of PCT’s losses.  The Consultant further understands and agrees that if the President of the Company, representing the Board, so determines based on the Company’s overall financial condition, it may be necessary to further limit the amount of losses incurred by the PCT Division.

7.               Source Business Plan. By September 30, 2003, the Consultant will prepare and present to the Board an initial plan to substantially reduce and subsequently eliminate all losses from the Source Division by March 31, 2004.

8.               Payment of the Commerce Loan. With the proceeds (net of required taxes) Consultant may receive from the sale of any personal assets,  the Consultant shall promptly apply all such net proceeds to repay all amounts due to Commerce Bank & Trust Company (“Commerce Bank”), whether owed personally or by any affiliate of the Consultant, including Resort Accommodations International LLC (“RAI”) (the “Commerce Bank Loan”) and all amounts owed to the Company by the Consultant or any such affiliate pursuant to (i) that certain Limited Guaranty by the Company for the benefit of Commerce Bank dated January 15, 2002, (ii) that certain Junior Participation Agreement also dated January 15, 2002 by and between Commerce Bank, RAI and the Company, (iii) that certain Pledge Agreement also dated January 15, 2002 by and between the Company and Commerce Bank, and (iv) that certain Pledge and Security Agreement dated as of January 15, 2002 by and between the Consultant, the Company and Commerce Bank.  By entering into this Agreement, the Consultant hereby ratifies, confirms and acknowledges his obligations to the Company under such agreements referred to in clauses (i) through (iv) above (the “Company’s Guarantee”).  Notwithstanding the foregoing, if and to the extent the Consultant or his affiliates has funds or assets in excess of ordinary and routine living expenses, the Consultant shall repay the Commerce Bank Loan and the Company’s Guarantee.  For purposes of the preceding sentence, funds or assets of the Consultant’s spouse shall only include any funds or assets transferred by the Consultant to his spouse at any time in  the past or in the future, but not including that certain real estate interest known as Unit 5235 (four quarters) in the Marriott Grand Residence in South Lake Tahoe or any proceeds therefrom.

9.               Expenses.  During the term of this Agreement, the Consultant shall obtain prior approval for any and all out-of-pocket expenses incurred in connection with the performance of his duties hereunder and otherwise in accordance with the Company’s reimbursement policy and procedure as in effect from time to time.  If approved in advance, the Consultant shall submit invoices for such approved expenses in accordance with the Company’s expense reimbursement procedures, and the Company shall reimburse him for all such approved out-of-pocket expenses.

10.         Written Reports.  The Company may request that plans, progress reports and results reports be provided by the Consultant on a weekly or monthly basis as requested by the Company.  The reports shall be in such form and setting forth such information and data as is reasonably requested by the Company.

11.         Inventions.  Any and all inventions, discoveries, developments and innovations conceived by the Consultant during this engagement relative to the duties under this Agreement shall be the exclusive property of the Company; and the Consultant hereby assigns all right, title, and interest in the same to the Company.  Any and all inventions, discoveries, developments and innovations conceived by the Consultant prior to his engagement hereunder and utilized by him in rendering duties to the Company are hereby licensed to the Company for use in its operations and for an infinite duration.  This license is non-exclusive, and may be assigned without the Consultant’s prior written approval by the Company to a wholly-owned subsidiary of the Company.

12.         Confidentiality. The Consultant acknowledges that during his engagement hereunder, he will have access to and become acquainted with various trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company’s business and product processes, methods, customer lists, accounts and procedures.  The Consultant agrees that he will not disclose any of the aforesaid, directly or indirectly, or use any of them in any manner, either during his engagement hereunder or at any time thereafter, except as required in the course of his engagement by the Company.  All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the business of the Company whether prepared by the Consultant or otherwise coming into his possession during his engagement hereunder, shall remain the exclusive property of the Company.  The Consultant shall not retain any copies of the foregoing without the Company’s prior written permission.  Upon the termination of his engagement hereunder, or whenever requested by the Company, the Consultant shall immediately deliver to the Company all such files, records, documents, specifications, information, and other items in his possession or under his control.

13.         Disclosure.  The Consultant shall not disclose the terms of this Agreement to any person without the prior written consent of the Company.  The Company shall issue a press release to announce the Consultant’s engagement.  The Company shall promptly submit the press release to the Consultant for his review and approval prior to release to the public.

14.         Conflicts of Interest; Non-hire Provision.  The Consultant represents that he is free to enter into this Agreement, and that this engagement does not violate the terms of any agreement between the Consultant and any third party.  Further, the Consultant, in rendering his duties shall not utilize any invention, discovery, development, improvement, innovation, or trade secret in which he does not have a proprietary interest.  If the Company is not in breach of its obligations under this Agreement, for a period of one year following termination of his engagement hereunder, the Consultant shall not, directly or indirectly hire, solicit, or encourage to leave the Company’s employment, any employee,  consultant, or contractor of the Company or hire any such employee,  consultant, or contractor who has left the Company’s employment or contractual engagement within one year of such employment or engagement, (other than such employees, consultants and contractors who have been involuntarily terminated by the Company).

15.         Right to Injunction.  The parties hereto acknowledge that the services to be rendered by the Consultant under this Agreement, the rights and privileges granted to the Company under the Agreement, the benefits to be received by the Consultant and the obligations of the

Company hereunder are of a special, unique, unusual, and extraordinary character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in any action at law, and the breach by either party of any of the provisions of this Agreement will cause the other irreparable injury and damage.  The parties expressly agree that each party shall be entitled to injunctive and other equitable relief in the event of, or to prevent, a breach of any provision of this Agreement by the  other party.  Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies that such party may have for damages or otherwise.  The various rights and remedies of the  parties under this Agreement or otherwise shall be construed to be cumulative, and no one of the them shall be exclusive of any other or of any right or remedy allowed by law.

16.         Termination.     The Consultant’s engagement hereunder may be terminated prior to December 31, 2003 as follows:

(i)                                     With Cause.  The Board may terminate the Consultant’s engagement hereunder at any time and without further obligation for cause.  If the Board terminates the engagement for cause, then it shall only owe the Consultant compensation that has accrued and has not yet been paid as of the date of termination (calculated on a daily basis).  For purposes of this Agreement, “cause” shall mean the occurrence of any of the following events:

(A)                              any material act of personal dishonesty, or serious misconduct in connection with the Consultant’s responsibilities to the Company under this Agreement;

(B)                                the commission by the Consultant of any crime classified as a felony under any Federal, state or local law or the Consultant engaging in any acts of moral turpitude;

(C)                                continued material violations, breach or noncompliance by the Consultant of the Consultant’s obligations or covenants under this Agreement after there has been delivered to the Consultant a written demand for performance or compliance from the Company which describes the basis for the Company’s belief that the Consultant has violated, breached or failed to comply with the Consultant’s duties or complied with the Consultant’s obligations or covenants under this Agreement and such violations, breach or noncompliance have not been corrected or cured by the Consultant within ten (10) business days following such demand;

(D)                               continued failure or refusal to comply with the written policies or reasonable directives of the Company after there has been delivered to the Consultant a written demand for performance or compliance from the Company which describes the basis for the Company’s belief that the Consultant has failed or refused to comply with such policies or directives and such failure or refusal have not been corrected or cured by the Consultant within ten (10) business days following such demand; or

(E)                                 the use by the Consultant of a controlled substance without a prescription or the abuse of alcohol which in any way impairs the Consultant’s ability to carry out Consultant’s duties and responsibilities under this Agreement.

17.         Termination of Duties, Responsibilities and Authority.  Although the Consultant’s engagement hereunder shall continue through December 31, 2003, the Board may reduce, limit or terminate part or all of the Consultant’s duties, responsibilities and authority to provide any services under this Agreement at any time without cause, provided however, that if the Board reduces, limits or terminates part or all of such duties, responsibilities and authority without cause prior to December 31, 2003, it shall continue to pay the Consultant all of the compensation, including benefits, which otherwise would have been paid through December 31, 2003 had the Board not so terminated such duties, responsibilities and authority.  In such event, the Consultant shall continue to be referred to as the Company’s Executive Project Consultant.

18.         Taxes.  The Company shall withhold taxes with respect to the Consultant’s compensation hereunder.

19.         Successors and Assigns.  All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, if any, successors, and assigns, provided, however, the Consultant shall not assign any of his rights under this Agreement, or delegate the performance of any of his duties hereunder, without the prior written consent of the Company.

20.         Choice of Law.  The laws of the Commonwealth of Massachusetts shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

21.         Arbitration. Any controversies arising out of the terms of this Agreement or its interpretation shall be settled in Massachusetts in accordance with the rules of the American Arbitration Association, and the judgment upon award may be entered in any court having jurisdiction thereof.

22.         Headings.  Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

23.         Waiver.  No failure or delay by either part in exercising any right under this Agreement will operate as a waiver of such right or any other right under this Agreement. Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver.

24.         Notices.  Any and all notices, demands, or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if personally served, or if deposited  in the United States mail, certified or registered, postage prepaid, return receipt requested.  If such notice or demand is served personally, notice shall be deemed constructively made at the time of such personal service.  If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given five days after deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as follows:

If to the Consultant:

Richard T. Schumacher

65 Black Pond Lane

Taunton, MA 02780

If to the Company:

Boston Biomedica, Inc.

375 West Street

West Bridgewater, MA 02379

Any party hereto may change its address for purposes of this paragraph by written notice given in the manner provided above.

25.         Modification or Amendment.  No amendment, change or modification of this Agreement shall be valid unless in writing signed by the parties hereto.

26.         Entire Understanding.  This document and any exhibit attached constitute the entire understanding and agreement of the parties, and any and all prior agreements, understandings, and representations whether written or oral are hereby terminated and canceled in their entirety and are of no further force and effect.

27.         Unenforceability of Provisions.  If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement shall nevertheless remain in full force and effect.

28.         Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

29.         Captions.  Captions have been inserted solely for the convenience of reference and in no way define, limit or describe the scope or substance of any provisions of this Agreement.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above.  The parties hereto agree that facsimile signatures shall be as effective as if originals.

Boston Biomedica Inc.		Consultant:

/s/ Richard T. Schumacher
By:	/s/ Kevin W. Quinlan	Richard T. Schumacher
Its: President and Chief
Operating Officer